Exhibit 99.1

Media Relations: Michele Davis 212-761-9621	Investor Relations: Sharon Yeshaya 212-761-1632

Morgan Stanley Reports Second Quarter 2016:

•	Net Revenues of $8.9 Billion and Earnings per Diluted Share of $0.75

•	Strong Performance in Sales & Trading; Investment Banking Ranked #2 in Global Announced and Completed M&A, Global Equity and Global IPOs[1]

•	Wealth Management Pre-Tax Margin of 22.5%[2,3]

•	Quarterly Dividend Increased 33% to $0.20 per Share; Announced Share Repurchase of up to $3.5 Billion through 2Q17[4]

NEW YORK, July 20, 2016 – Morgan Stanley (NYSE: MS) today reported net revenues of $8.9 billion for the second quarter ended June 30, 2016 compared with $9.7 billion a year ago.5  For the current quarter, net income applicable to Morgan Stanley was $1.6 billion, or $0.75 per diluted share,6 compared with income of $1.8 billion, or $0.85 per diluted share,6 for the same period a year ago.5

The prior year quarter included DVA revenue of $182 million.  Excluding DVA in the prior year quarter, net income applicable to Morgan Stanley was $1.7 billion, or $0.79 per diluted share.7

Compensation expense of $4.0 billion decreased from $4.4 billion a year ago partially driven by lower revenues.  Non-compensation expenses of $2.4 billion decreased from $2.6 billion a year ago.  Results reflect execution of the Firm’s disciplined expense management strategy.

The annualized return on average common equity was 8.3 percent in the current quarter.8

Business Overview

•
Institutional Securities net revenues were $4.6 billion reflecting continued strength in Equity sales and trading and solid performance in Fixed Income sales and trading, partly offset by lower underwriting results.

•	Wealth Management net revenues were $3.8 billion and pre-tax margin was 22.5%.[3] Fee based asset flows for the quarter were $12.0 billion.

•	Investment Management reported net revenues of $583 million with assets under management or supervision of $406 billion.

James P. Gorman, Chairman and Chief Executive Officer, said, “Our results this quarter reflect solid performance in an improved but still fragile environment.  In the midst of market uncertainty, we maintained our leadership positions across our core franchises and continued our focus on prudent risk management and judicious expense control.  We remain committed to executing for our clients and delivering on our strategic priorities for our shareholders.”

Summary of Institutional Securities Results
(dollars in millions)

	As Reported		Excluding DVA [9]
	Net	Pre-Tax	Net	Pre-Tax
	Revenue	Income	Revenue	Income
2Q 2016 (a)	$4,578	$1,506	$4,578	$1,506
1Q 2016 (a)	$3,714	$908	$3,714	$908
2Q 2015	$5,172	$1,622	$4,990	$1,440

a)
Effective January 1, 2016, the Firm early adopted the provision of new accounting guidance that requires changes in DVA to be presented in other comprehensive income as opposed to net revenues. Results for 2015 were not restated pursuant to this guidance, and as such, 2Q 2015 is the only period where net revenues and pre-tax income are adjusted for the impact of DVA.[5]

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $1.5 billion compared with pre-tax income of $1.6 billion a year ago, or $1.4 billion excluding DVA.5,9  Net revenues for the current quarter were $4.6 billion compared with $5.2 billion a year ago, or $5.0 billion excluding DVA.5,9  The following discussion for sales and trading excludes DVA from the prior year period.

•	Advisory revenues of $497 million increased from $423 million a year ago on higher levels of completed M&A. Equity underwriting revenues of $266 million decreased from $489 million in the prior year quarter reflecting significantly lower market volumes. Fixed income underwriting revenues of $345 million decreased from $528 million in the prior year quarter primarily reflecting lower bond and loan fees.

•	Equity sales and trading net revenues of $2.1 billion decreased from $2.3 billion a year ago reflecting reduced volumes and levels of activity in Asia, partially offset by better performance in Europe and the U.S.[5],[10]

•	Fixed Income & Commodities sales and trading net revenues of $1.3 billion were consistent with the prior year period, despite the sale of the Oil Merchanting business in the fourth quarter of 2015.[5],[10]

•	Investment revenues of $76 million increased from $16 million a year ago driven by mark-to-market gains on business related investments.

•	Other revenues of $138 million decreased from $212 million a year ago reflecting mark-to-market losses on held for sale loans and lower results in our Japanese joint venture Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

•	Compensation expenses of $1.6 billion decreased from $1.9 billion a year ago on lower revenues and continued expense discipline. Non-compensation expenses of $1.4 billion for the current quarter decreased from $1.7 billion a year ago primarily reflecting lower volume driven expenses and broad based expense discipline.

Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $46 million for the current quarter, unchanged from the first quarter of 2016 and compared with $54 million in the second quarter of the prior year.11

Summary of Wealth Management Results
(dollars in millions)

	Net	Pre-Tax
	Revenues	Income

2Q 2016	$3,811	$859

1Q 2016	$3,668	$786

2Q 2015	$3,875	$885

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $859 million compared with $885 million in the second quarter of last year.  The quarter’s pre-tax margin was 22.5%.3  Net revenues for the current quarter were $3.8 billion compared with $3.9 billion a year ago.

•	Asset management fee revenues of $2.1 billion decreased from $2.2 billion a year ago reflecting lower average fee rates related to fee-based accounts and lower market levels, partially offset by positive flows.

•	Transactional revenues[12] of $798 million decreased from $872 million a year ago primarily reflecting lower commission revenues and lower levels of new issue activity.

•	Net interest income of $829 million increased from $737 million a year ago on higher deposit and loan balances. Wealth Management client liabilities were $69 billion at quarter end, an increase of $11 billion compared with the prior year quarter.[13]

•	Compensation expense of $2.2 billion and non-compensation expenses of $800 million for the current quarter were relatively unchanged from a year ago.

•	Total client assets were $2.0 trillion and client assets in fee based accounts were $820 billion at quarter end. Fee based asset flows for the quarter were $12.0 billion.

•	Wealth Management representatives of 15,909 produced average annualized revenue per representative of $959,000 in the current quarter.

Summary of Investment Management Results
(dollars in millions)

	Net	Pre-Tax
	Revenues	Income

2Q 2016	$583	$118

1Q 2016	$477	$44

2Q 2015	$751	$220

INVESTMENT MANAGEMENT

Investment Management reported pre-tax income from continuing operations of $118 million compared with pre-tax income of $220 million in the second quarter of last year.

•	Net revenues of $583 million decreased from $751 million in the prior year primarily reflecting lower investment gains and carried interest in infrastructure and private equity investments. Asset management fees were relatively unchanged from a year ago.

•	Compensation expense for the current quarter of $238 million decreased from $308 million a year ago, principally due to a decrease in deferred compensation associated with carried interest. Non-compensation expenses of $227 million were relatively unchanged from a year ago.

•	Assets under management or supervision at June 30, 2016 were $406 billion. The business recorded net outflows of $1.7 billion in the current quarter.

CAPITAL

As of June 30, 2016, the Firm’s Common Equity Tier 1 and Tier 1 risk-based capital ratios under U.S. Basel III Advanced Approach transitional provisions were approximately 16.9% and 18.8%, respectively.14

As of June 30, 2016, the Firm estimates its pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio (under U.S. Basel III Advanced Approach) and pro forma fully phased-in Supplementary Leverage Ratio to be approximately 15.8% and 6.1%, respectively.14,15,16

At June 30, 2016, book value and tangible book value per common share were $36.29 and $31.39,17 respectively, based on approximately 1.9 billion shares outstanding.

OTHER MATTERS

The effective tax rate from continuing operations for the current quarter was 33.5%.

During the quarter ended June 30, 2016, the Firm repurchased approximately $625 million of its common stock or approximately 23 million shares.  The Firm announced a share repurchase of up to $3.5 billion of common stock beginning in the third quarter of 2016 through the end of second quarter of 2017.4

The Board of Directors declared a $0.20 quarterly dividend per share, payable on August 15, 2016 to common shareholders of record on July 29, 2016.4

In addition, the Firm announced on July 19, 2016 the redemption of all its issued and outstanding Trust Preferred securities.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 43 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

NOTICE:

The information provided herein may include certain non-GAAP financial measures.  The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2015 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q  and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Source: Thomson Reuters – for the period of January 1, 2016 to June 30, 2016 as of July 1, 2016.

2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (“U.S. GAAP” or “GAAP”).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors and analysts in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

3 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors and analysts to assess operating performance. Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues, two U.S. GAAP reported amounts without adjustment.

4 On June 29, 2016, the Firm announced that it received no objection from the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) to the Firm’s 2016 capital plan (“Capital Plan”).  The Capital Plan includes the repurchase of up to $3.5 billion of outstanding common stock for the four quarters beginning in the third quarter of 2016 through the end of the second quarter of 2017, an increase from $2.5 billion for the comparable four quarter period in the 2015 Capital Plan, as well as an increase in the Firm’s quarterly common stock dividend to $0.20 per share from the current $0.15 per share, beginning with the common stock dividend declared in the third quarter of 2016.  The Federal Reserve Board also asked the Firm to submit an additional capital plan by December 29, 2016 addressing weaknesses identified in the Firm’s capital planning process.  Share repurchases under the Firm’s existing program authorized by the Board of Directors will be exercised from time to time through June 30, 2017, at prices the Firm deems appropriate subject to various factors, including the Firm’s capital position and market conditions.

5 Effective January 1, 2016, the Firm early adopted the provision of new accounting guidance that requires unrealized gains and losses from Morgan Stanley’s debt-related credit spreads and other credit factors (Debt Valuation Adjustments, or DVA) to be presented in Other comprehensive income as opposed to net revenues and net income.  Results for 2015 are not restated pursuant to that guidance.

6 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the second quarter of 2016 and 2015 of approximately $157 million and $142 million, respectively.  Refer to page 13 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

7 Excluding DVA from net income applicable to Morgan Stanley and earnings (loss) per diluted share amounts are non-GAAP financial measures that the Firm considers useful for investors and analysts to allow better comparability of period-to-period operating performance.  The reconciliation of net income (loss) applicable to Morgan Stanley, earnings (loss) per diluted share applicable to Morgan Stanley common shareholders from a GAAP to non-GAAP basis is as follows (Net income (loss) reconciliation and average diluted shares are presented in millions):

2Q 2015
Net income (loss) applicable to MS - GAAP	$1,807
DVA impact	$119
Net income (loss) applicable to MS - Non-GAAP	$1,688

Earnings (loss) per diluted share - GAAP	$0.85
DVA impact	$0.06
Earnings (loss) per diluted share - Non-GAAP	$0.79

Average diluted shares - GAAP	1,960

8 Annualized return on average common equity (ROE) is a non-GAAP financial measure that the Firm considers useful for investors and analysts to allow better comparability of period-to-period operating performance.  The calculation of ROE uses net income applicable to Morgan Stanley less preferred dividends as a percentage of average common equity.

9 Institutional Securities net revenues and pre-tax income (loss), excluding DVA, is a non-GAAP financial measure that the Firm considers useful for investors and analysts to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and pre-tax income (loss) from a GAAP to non-GAAP basis is as follows (amounts are presented in millions - also see footnote 5):

	2Q 2016	1Q 2016	2Q 2015
Net revenues - GAAP	$4,578	$3,714	$5,172
DVA impact	n/a	n/a	$182
Net revenues - Non-GAAP	$4,578	$3,714	$4,990

Pre-tax income (loss) - GAAP	$1,506	$908	$1,622
DVA impact	n/a	n/a	$182
Pre-tax income (loss) - Non-GAAP	$1,506	$908	$1,440

10 Sales and trading net revenues, including Fixed Income & Commodities (FIC) and Equity sales and trading net revenues excluding DVA are non-GAAP financial measures that the Firm considers useful for investors and analysts to allow better comparability of period-to-period operating performance.  The reconciliation of sales and trading, including FIC and Equity sales and trading net revenues from a GAAP to non-GAAP basis is as follows (amounts are presented in millions – also see footnote 5):

	2Q 2016	2Q 2015
Sales & Trading - GAAP	$3,256	$3,504
DVA impact	n/a	$182
Sales & Trading - Non-GAAP	$3,256	$3,322

FIC Sales & Trading - GAAP	$1,297	$1,377
DVA impact	n/a	$110
FIC Sales & Trading - Non-GAAP	$1,297	$1,267

Equity Sales & Trading - GAAP	$2,145	$2,342
DVA impact	n/a	$72
Equity Sales & Trading - Non-GAAP	$2,145	$2,270

11 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in the 2015 Form 10-K.  Refer to page 6 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

12 Transactional revenues include investment banking, trading, and commissions and fee revenues.

13 Wealth Management client liabilities reflect U.S. Bank lending and broker dealer margin activity.

14 The Firm’s binding risk-based capital ratios for regulatory purposes under U.S. Basel III are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk risk-weighted assets (RWAs) and market risk RWAs (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”). At June 30, 2016, the binding ratio is based on the Advanced Approach transitional rules. For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 “Liquidity and Capital Resources - Regulatory Requirements” in the Firm’s 2015 10-K and Part I, Item 2 “Liquidity and Capital Resources – Regulatory Requirements” in the Firm’s 10-Q for the quarter ended March 31, 2016.

15 The pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio (Common Equity Tier 1) and pro forma fully phased-in Supplementary Leverage Ratio (SLR) are non-GAAP financial measures that the Firm considers to be useful measures for investors and analysts to evaluate compliance with new regulatory capital requirements that have not yet become effective.

16 U.S. Basel III requires the Firm to disclose information related to its supplementary leverage ratio beginning on January 1, 2015, which through to the end of 2017 will include the effects of transitional provisions. The supplementary leverage ratio will become effective as a capital standard on January 1, 2018. Specifically, beginning on January 1, 2018, the Firm must maintain a Tier 1 supplementary leverage capital buffer of at least 2% in addition to the 3% minimum supplementary leverage ratio (for a total of at least 5%), in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers. The Firm’s pro forma Supplementary Leverage Ratio estimate utilizes a fully phased-in U.S. Basel III Tier 1 capital numerator and a denominator of approximately $1.07 trillion. The Firm’s estimates are subject to risks and uncertainties that may cause actual results to differ materially from estimates based on these regulations. Further, these expectations should not be taken as projections of what the Firm’s supplementary leverage ratios or earnings, assets or exposures will actually be at future dates. See “Risk Factors” in Part I, Item 1A in the 2015 Form 10-K for a discussion of risks and uncertainties that may affect the future results of the Firm.

17 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy for investors and analysts.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

Consolidated Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2016	Mar 31, 2016	June 30, 2015	Mar 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015	Change
Net revenues
Institutional Securities	$4,578	$3,714	$5,172	23%	(11%)	$8,292	$10,630	(22%)
Wealth Management	3,811	3,668	3,875	4%	(2%)	7,479	7,709	(3%)
Investment Management	583	477	751	22%	(22%)	1,060	1,420	(25%)
Intersegment Eliminations	(63)	(67)	(55)	6%	(15%)	(130)	(109)	(19%)
Net revenues	$8,909	$7,792	$9,743	14%	(9%)	$16,701	$19,650	(15%)

Income (loss) from continuing operations before tax
Institutional Securities	$1,506	$908	$1,622	66%	(7%)	$2,414	$3,435	(30%)
Wealth Management	859	786	885	9%	(3%)	1,645	1,740	(5%)
Investment Management	118	44	220	168%	(46%)	162	407	(60%)
Income (loss) from continuing operations before tax	$2,483	$1,738	$2,727	43%	(9%)	$4,221	$5,582	(24%)

Net Income (loss) applicable to Morgan Stanley
Institutional Securities	$988	$591	$1,087	67%	(9%)	$1,579	$2,837	(44%)
Wealth Management	516	493	561	5%	(8%)	1,009	1,096	(8%)
Investment Management	78	50	159	56%	(51%)	128	268	(52%)
Net Income (loss) applicable to Morgan Stanley	$1,582	$1,134	$1,807	40%	(12%)	$2,716	$4,201	(35%)

Earnings (loss) applicable to Morgan Stanley common shareholders	$1,425	$1,055	$1,665	35%	(14%)	$2,481	$3,979	(38%)

Financial Metrics:

Earnings per diluted share	$0.75	$0.55	$0.85	36%	(12%)	$1.30	$2.03	(36%)
Earnings per diluted share excluding DVA	$0.75	$0.55	$0.79	36%	(5%)	$1.30	$1.93	(33%)

Return on average common equity	8.3%	6.2%	9.9%			7.2%	12.0%
Return on average common equity excluding DVA	8.3%	6.2%	9.1%			7.2%	11.3%

Notes:	-
Effective January 1, 2016, the Firm early adopted the provision of new accounting guidance that requires unrealized gains and losses from Morgan Stanley’s debt-related credit spreads and other credit factors (Debt Valuation Adjustments, or DVA) to be presented in other comprehensive income as opposed to net revenues and net income. This change is reflected in the consolidated results and the Institutional Securities segment for 2016. Results for 2015 were not restated pursuant to this guidance.

-
Refer to End Notes, GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 14-16 from the Financial Supplement for additional information related to the calculation of the financial metrics.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2016	Mar 31, 2016	June 30, 2015	Mar 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015	Change
Revenues:
Investment banking	$1,224	$1,107	$1,614	11%	(24%)	$2,331	$2,971	(22%)
Trading	2,746	2,065	2,973	33%	(8%)	4,811	6,623	(27%)
Investments	126	(34)	261	*	(52%)	92	527	(83%)
Commissions and fees	1,020	1,055	1,158	(3%)	(12%)	2,075	2,344	(11%)
Asset management, distribution and admin. fees	2,637	2,620	2,742	1%	(4%)	5,257	5,423	(3%)
Other	243	80	297	*	(18%)	323	468	(31%)
Total non-interest revenues	7,996	6,893	9,045	16%	(12%)	14,889	18,356	(19%)

Interest income	1,667	1,747	1,386	(5%)	20%	3,414	2,870	19%
Interest expense	754	848	688	(11%)	10%	1,602	1,576	2%
Net interest	913	899	698	2%	31%	1,812	1,294	40%
Net revenues	8,909	7,792	9,743	14%	(9%)	16,701	19,650	(15%)
Non-interest expenses:
Compensation and benefits	4,015	3,683	4,405	9%	(9%)	7,698	8,929	(14%)

Non-compensation expenses:
Occupancy and equipment	329	329	351	--	(6%)	658	693	(5%)
Brokerage, clearing and exchange fees	484	465	487	4%	(1%)	949	950	--
Information processing and communications	429	442	438	(3%)	(2%)	871	853	2%
Marketing and business development	154	134	179	15%	(14%)	288	329	(12%)
Professional services	547	514	598	6%	(9%)	1,061	1,084	(2%)
Other	468	487	558	(4%)	(16%)	955	1,230	(22%)
Total non-compensation expenses	2,411	2,371	2,611	2%	(8%)	4,782	5,139	(7%)

Total non-interest expenses	6,426	6,054	7,016	6%	(8%)	12,480	14,068	(11%)

Income (loss) from continuing operations before taxes	2,483	1,738	2,727	43%	(9%)	4,221	5,582	(24%)
Income tax provision / (benefit) from continuing operations	833	578	894	44%	(7%)	1,411	1,281	10%
Income (loss) from continuing operations	1,650	1,160	1,833	42%	(10%)	2,810	4,301	(35%)
Gain (loss) from discontinued operations after tax	(4)	(3)	(2)	(33%)	(100%)	(7)	(7)	--
Net income (loss)	$1,646	$1,157	$1,831	42%	(10%)	$2,803	$4,294	(35%)
Net income applicable to nonredeemable noncontrolling interests	64	23	24	178%	167%	87	93	(6%)
Net income (loss) applicable to Morgan Stanley	1,582	1,134	1,807	40%	(12%)	2,716	4,201	(35%)
Preferred stock dividend / Other	157	79	142	99%	11%	235	222	6%
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,425	$1,055	$1,665	35%	(14%)	$2,481	$3,979	(38%)

Pre-tax profit margin	28%	22%	28%			25%	28%
Compensation and benefits as a % of net revenues	45%	47%	45%			46%	45%
Non-compensation expenses as a % of net revenues	27%	30%	27%			29%	26%
Effective tax rate from continuing operations	33.5%	33.3%	32.8%			33.4%	22.9%

Notes: - Refer to End Notes, GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 14-16 from the Financial Supplement for additional information.

Earnings Per Share Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2016	Mar 31, 2016	June 30, 2015	Mar 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015	Change

Income (loss) from continuing operations	$1,650	$1,160	$1,833	42%	(10%)	$2,810	$4,301	(35%)
Net income applicable to nonredeemable noncontrolling interests	64	23	24	178%	167%	87	93	(6%)
Income (loss) from continuing operations applicable to Morgan Stanley	1,586	1,137	1,809	39%	(12%)	2,723	4,208	(35%)
Less: Preferred Dividends and allocation of earnings to Participating Restricted Stock Units	157	79	142	99%	11%	235	222	6%
Income (loss) from continuing operations applicable to Morgan Stanley	1,429	1,058	1,667	35%	(14%)	2,488	3,986	(38%)

Gain (loss) from discontinued operations after tax	(4)	(3)	(2)	(33%)	(100%)	(7)	(7)	--
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	0	0	--	--	0	0	--
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--	0	0	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(4)	(3)	(2)	(33%)	(100%)	(7)	(7)	--

Earnings (loss) applicable to Morgan Stanley common shareholders	$1,425	$1,055	$1,665	35%	(14%)	$2,481	$3,979	(38%)

Average basic common shares outstanding (millions)	1,866	1,883	1,919	(1%)	(3%)	1,875	1,922	(2%)

Earnings per basic share:
Income from continuing operations	$0.77	$0.56	$0.87	38%	(11%)	$1.33	$2.07	(36%)
Discontinued operations	$(0.01)	$-	$-	*	*	$(0.01)	$-	*
Earnings per basic share	$0.76	$0.56	$0.87	36%	(13%)	$1.32	$2.07	(36%)

Average diluted common shares outstanding and common stock equivalents (millions)	1,899	1,915	1,960	(1%)	(3%)	1,907	1,962	(3%)

Earnings per diluted share:
Income from continuing operations	$0.75	$0.55	$0.85	36%	(12%)	$1.30	$2.03	(36%)
Discontinued operations	$-	$-	$-	--	--	$-	$-	--
Earnings per diluted share	$0.75	$0.55	$0.85	36%	(12%)	$1.30	$2.03	(36%)

Notes: - Refer to End Notes, GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 14-16 from the Financial Supplement for additional information.